EXHIBIT 4

                        Form of Variable Annuity Contract



OWNER                               John D Specimen
ANNUITANT                           John D Specimen
POLICY NUMBER                       1009006150

Flexible Premium Deferred Variable Annuity Policy.
Non-participating

[AMERITAS LIFE INSURANCE CORP. LOGO]
A STOCK COMPANY
A NEBRASKA CORPORATION

HOW TO CONTACT US:
Service Center
5900 "O" Street
Lincoln NE 68510-2234
or
P.O. Box 81889
Lincoln NE 68501-1889

1-800-255-9678
FAX: 1-402-467-7335

eMail: direct@ameritas.com
Web site: www.ameritasdirect.com

"NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"
Read this Policy carefully. If you are dissatisfied with it for any reason, you may return it to . us within ten days from the date it is delivered to you. If allowed by state law, the amount of the refund will equal the premiums paid less withdrawals, adjusted by investment gains and losses. Otherwise, the amount of the refund will be the .premium you paid less withdrawals.

Please review the copy of the application attached to this Policy. If any information shown on it is not true and complete, please notify us within ten days from the date this Policy is delivered to you.

/S/ JoAnn M. Martin                 /S/Donald R. Stading
President                           Secretary

YOU MAY ALLOCATE PREMIUMS AMONG VARIABLE INVESTMENT OPTIONS AND TO A FIXED ACCOUNT OPTION. YOU HAVE THE INVESTMENT RISK (INCLUDING POSSIBLE LOSS OF PRINCIPAL) ON AMOUNTS ALLOCATED TO THE VARIABLE INVESTMENT OPTIONS. WE BEAR THE INVESTMENT RISK FOR ANY ALLOCATION TO THE FIXED ACCOUNT.. THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS YOU CHOOSE. THE FIXED ACCOUNT OPTION MAY NOT BE AVAILABLE ON THE POLICY DATE. PLEASE SEE THE INVESTMENT OPTIONS PAGE TO DETERMINE IF THE FIXED ACCOUNT OPTION IS CURRENTLY AVAILABLE.

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POLICY SPECIFICATIONS
Owner:                              John D Specimen
Annuitant:                          John D Specimen
Issue Age - Sex:                    35 Male
Initial Premium:                    $25,000.00
Policy Number:                      1009006150
Policy Date:                        January 1, 2001
Annuity Date:                       January 1, 2051
Day of Allocation:                  13th calendar day after Policy date
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INVESTMENT OPTIONS
SEPARATE ACCOUNT: Ameritas Life Insurance Corp. (ALIC) Separate Account LLVA REFERRED TO AS SUBACCOUNT UNDERLYING PORTFOLIO
FIDELITY
(Initial Class)
VIP Equity-Income
VIP Growth
VIP High Income
VIP Overseas
VIP High Income
VIP Investment Grade Bond VIP MidCap VIP Contrafund CALVERT CVS Social Balanced CVS Social Small Cap Growth CVS Social Small Cap Value CVS Social Mid Cap Growth CVS Social Mid Cap Value CVS Social International Equity CVS Social Equity THIRD AVENUE Third Avenue Value RYDEX Arktos Juno Mekros Nova OTC Precious Metals Sector Rotation Ursa U.S. Government Bond VANGUARD VIF Diversified Value VIF Equity Income VIF Equity Index VIF Growth VIF High Yield Bond VIF International VIF Mid-Cap Index VIF Money Market VIF REIT Index VIF Small Company Growth VIF Total Bond Market Index VIF Total Stock Market Index

Up to 25% of a premium may be allocated to the Fixed Account without our prior consent. [As of the Policy Date the Fixed Account is available only for systematic transfers. You will be notified when the Fixed Account is available for premium allocations and non-systematic transfers.

FIXED ACCOUNT


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SCHEDULE OF FEES AND CREDITS
Fixed Account Minimum Guaranteed Interest Rate: 1.5% effective annual interest credited on value in the fixed account.
Annual Policy Fee: Currently $25. We reserve the right to charge up to $40. This fee is deducted on the last Business Day of the Policy Year or at the time of a full withdrawal. We may waive this fee if your policy value on the last Business Day of the Policy Year exceeds an amount which we declare annually. Daily Mortality and Expense Risk Charge: On an annual basis, this charge currently equals 0.55% of the net asset value of Policy value allocated to the Separate Account. (Guaranteed maximum fee is 0.80%.)


6150


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TABLE OF CONTENTS
POLICY SPECIFICATIONS
INVESTMENT OPTIONS
SCHEDULE OF FEES AND CREDITS
POLICY OVERVIEW.......................................................4
SECTION 1. DEFINITIONS................................................4
SECTION 2. GENERAL PROVISIONS.........................................5
2.1 Entire Contract...................................................5
2.2 Sending Form, Written Notice and Requests in Good Order...........5
2.3 Contacting Us.....................................................5
2.4 Premiums..........................................................6
2.5 Beneficiary.......................................................6
2.6 Assigning the Policy..............................................6
2.7 Annual Report.....................................................6
2.8 Delay of Payments.................................................7
2.9 Contestability....................................................7
2.10 Misstatement of Age or Sex.......................................7
2.11 Proof of Age, Sex or Survival....................................7
2.12 Non-Participating................................................7
2.13 When This Policy Terminates......................................7
SECTION 3. INVESTMENT OPTIONS.........................................8
3.1 Selecting Your Investments........................................8
3.2 Separate Account..................................................8
3.3 Valuation of Assets...............................................8
3.4 Substitution of Portfolios........................................8
3.5 Fixed Account.....................................................8
SECTION 4. TRANSFERS..................................................9
4.1 Transfers Generally...............................................9
4.2 Subaccount Transfers..............................................9
4.3 Transfers Into Fixed Account......................................9
4.3 Transfers Out Of Fixed Account....................................9
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SECTION 5. YOUR POLICY VALUES AND FEES...............................10
5.1 Separate Account Value...........................................10
5.2 Net Asset Value..................................................10
5.3 Subaccount Accumulation Unit Value...............................10
5.4 Fixed Account Value..............................................11
5.5 Fees.............................................................11
SECTION 6. WITHDRAWALS...............................................12
SECTION 7. DEATH BENEFIT.............................................13
7.1 Death of Owner Before Annuity Date...............................13
7.2 Death Benefit Amount Prior to Annuity Date.......................13
7.3 Death Benefit Options Before Annuity Date........................13
7.4 Death of Owner After the Annuity Date............................13
7.5 Death of Annuitant...............................................13
SECTION 8. ANNUITY BENEFITS..........................................14
8.1 When Annuity Payments Start......................................14
8.2 How Annuity Payments are Made....................................14
SECTION 9. ANNUITY INCOME OPTIONS....................................15
9.1 Annuity Income Option Rules......................................15
9.2 Description of Options...........................................15
9.3 Basis of Payment.................................................15
SECTION 10. NOTES ON OUR COMPUTATIONS................................15
TABLE OF SETTLEMENT OPTIONS..........................................16
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POLICY OVERVIEW
This is a variable annuity policy offering a variety of investment options to help meet longterm financial goals. After an initial premium, you may make additional premium payments at your discretion, subject to minimum premium requirements. You may allocate your premiums among Separate Account variable investment options and a fixed account fixed interest rate option. Your policy value will go up or down based on your investments allocated to the variable investment options.

As a deferred annuity, your policy has an accumulation phase and an annuity income phase. During the accumulation phase, earnings left in the policy are not taxed, you can invest additional money into the policy, transfer amounts among the investment options, and withdraw some or all of the policy value (subject to any restrictions or fees). If you die during the accumulation phase, we will pay a death benefit to your beneficiary. The accumulation phase ends and the annuity income phase begins on a date you select or the later of the policy anniversary nearest the annuitant's 85th birthday or the fifth policy anniversary. During the annuity income phase, we will make periodic payments to you or to a person you select. You can select payments guaranteed to last for the annuitant's entire life or for some other period. Some or all of each payment will be taxable. As a variable annuity, this policy is a security and must be sold pursuant to a prospectus registered with the Securities and Exchange Commission. We encourage you to read the prospectus together with your policy.

SECTION 1. DEFINITIONS
Accumulation Unit is an accounting unit of measure used to calculate the policy value allocated to subaccounts of the Separate Account. It is similar to a share of a mutual fund. Annuitant means the natural person(s) on whose life the annuity benefit for this policy is based. Annuity Date is the date annuity income payments are scheduled to begin. You may change this date. (See this policy's Annuity Benefits section.) Beneficiary(ies) means the person(s) designated to receive any benefits under the policy upon the death of the owner or, after annuity income payments begin, the death of the annuitant. Business Day is each day that the New York Stock Exchange is open for trading. Cash Surrender Value means the policy value, less any applicable policy fee and any premium tax charge not previously deducted. Effective Date means the business day on which premiums are applied to purchase a policy. Fixed Account is the account which consists of general account assets of Ameritas Life Insurance Corp. which support annuity and insurance obligations. Owner means you, the person or entity with all the benefits, rights and privileges under this policy. The owner is often also the annuitant. The owner is responsible for taxes, regardless of who receives annuity benefits. Policy Date means the date in the policy that is used to determine the policy year/month/anniversary dates. The policy date is also used to figure the start of the contestability period. Policy Year/Month/Anniversary is measured from respective anniversary dates of the policy date of this policy. Subaccount is a division within the Separate Account for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio. We, Us, Our, Ameritas, ALIC means Ameritas Life Insurance Corp. Written Notice or Request is a written notice, signed by you, on a form approved by or acceptable to us that gives us the information we require and is received at ALIC, Service Center, P.O. Box 81889, Lincoln, Nebraska 68501-1889 (or 5900 "O" Street, Lincoln, Nebraska 68510-2234). Call us if you have questions about what form or information is required.

SECTION 2. GENERAL PROVISIONS
2.1 Entire Contract
This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the premiums shown in the Policy Specifications page. The policy, application, any supplemental applications, endorsements, riders and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by one of our officers. We reserve the right to modify the policy to comply with, or to give the owner the benefit of, any federal or state statute or any rule or regulation thereunder. No agent may change this policy or waive any of its provisions.
2.2 Sending Forms, Written Notice and Requests in Good Order If you are writing to change your beneficiary, request a withdrawal or for any other purpose, contact us or the selling agent to learn what information is required for the request to be in "good order." We can only act upon requests that
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are received in good order. Many of these forms can be found on our web site.
Or, call us at our toll-free number and we will send you the form you need.
2.3 Contacting Us
To answer your questions or to send additional premiums, contact us at:
Ameritas Life Insurance Corp.
Service Center
P.O. Box 81889
Lincoln, Nebraska 68501-1889
or
5900 "O" Street Lincoln, Nebraska
68510-2234 1-800-255-9678
eMail: direct@ameritas.com
Express mail packagesshould be sent to our street address, not our P.O.
Box address.
2.4 Premiums
Premiums should be made payable to "Ameritas Life Insurance Corp.". The initial premium for the policy is shown in the Policy Specifications page. All premiums after the initial premium are flexible subject to our declared minimums and maximums. You may change the amounts, frequency or timing of premiums. We reserve the right to limit the number of premiums in any calendar year. We reserve the right not to accept any additional premiums of less than $250 ($50 if payments are part of a regularly billed program (electronic funds transfer, payroll deduction, etc.)). We must consent to any premium that would result in more than $1 million total premium on deposit with us for the same annuitant or owner.
On the effective date, we will allocate premiums to the Money Market Subaccount or directly to the Separate Account investment options you select, as permitted by applicable state law. The policy value is allocated among the fixed account and one or more of the Separate Account investment options according to your instructions as of the Day of Allocation shown in the Policy Specifications page. We will allocate subsequent premiums according to your instructions. You may change allocation of later premiums. Allocations must be in whole percentages and total 100%.
Allocation of more than 25% of any premium payment to the fixed account must first receive our approval. If prior approval is not received, we reserve the right to reallocate the excess above 25% of the premium payment to the Money Market portfolio.
Additional premium will not be accepted without our approval on or after the earlier of the policy anniversary nearest your 85th birthday or the annuity date.
2.5 Beneficiary
You may change your beneficiary by sending written notice to us, unless the named beneficiary is irrevocable. Once we record and acknowledge the change, it is effective as of the date you signed the written notice. The change will not apply to any payments made or other action taken by us before recording. If the named beneficiary is irrevocable, you may change the named beneficiary only by written notice signed by both you and the beneficiary. If more than one named beneficiary is designated, and you fail to specify their interest, they will share equally.
If there are joint owners, the surviving joint owner will be deemed the beneficiary, and the beneficiary named in the policy application or subsequently changed will be deemed the contingent beneficiary.
If both joint owners die simultaneously, the death benefit will be paid to the contingent beneficiary.
If the beneficiary is your surviving spouse, the spouse may elect either to receive the death benefit, in which case the policy will terminate, or to continue the policy in force with the spouse as owner.
If the named beneficiary dies before you, then your estate is the beneficiary until you name a new beneficiary.
2.6 Assigning the Policy
You may assign this policy. For an assignment to bind us, we must receive a signed copy of the assignment at our Service Center. We are not responsible for the validity of any assignment.
2.7 Annual Report
Within 30 days after each policy anniversary, we will mail you an annual report that shows the progress of the policy. It will show the policy value as of the policy anniversary. The report will also show any premiums paid and charges made during the policy year. You may ask for a report like this at any time. We have a right to charge a fee for each report other than the report we send out once a year.
2.8 Delay of Payments
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We usually will pay any amounts payable from the Separate Account as a result of a full or a partial withdrawal within seven (7) calendar days after we receive your written request in our Service Center in a form satisfactory to us. We can delay such payments or any transfers of amounts between subaccounts or into the fixed account if:
1. the New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
2. the Securities and Exchange Commission by order permits the postponement for the protection of owners; or
3. an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the Separate Account.
We may defer the payment of a full or a partial withdrawal or a transfer from the fixed account for up to six months from the date we receive your written request after we make written request and received written approval from the insurance commissioner of the state where this policy is delivered.
2.9 Contestability
We cannot contest the validity of this policy after the policy date.
2.10 Misstatement of Age or Sex
If the age or sex of the owner or annuitant has been misstated, we will adjust the benefits and amounts payable under this policy.
1. If we made any overpayments, we will add interest at the rate of 6% per year compounded yearly and charge them against payments to be made in the future.
2. If we made any underpayments, the balance plus interest at the rate of 6% per year compounded yearly will be paid in a lump sum.
2.11 Proof of Age, Sex or Survival
We may require satisfactory proof of correct age or sex upon annuitization. If any payments under this policy depend on the annuitant being alive, we may require satisfactory proof of survival.
2.12 Non-Participating
This policy is non-participating. No dividends will be paid under this policy.
2.13 When This Policy Terminates
This policy will terminate on the earliest of these conditions:
1. you withdraw the cash surrender value;
2. the owner dies and any death benefit due has been paid; or
3. annuity income option payments being made cease.
We may treat any partial withdrawal that leaves a policy value of less than $1,000 as a complete surrender of the policy. See this policy's Withdrawals section for more information.
If you have paid no premiums during the previous 36-month period, we have the right to pay you the total value of your policy in a lump sum and cancel the policy if (i) the policy value is less than $1,000 or (ii) the paid-up lifetime income annuity benefit at maturity, based on an accumulation of the policy value to maturity, would be less than $20 per month.

SECTION 3. INVESTMENT OPTIONS
3.1 Separate Account
The Separate Account is a separate investment account of ours. The Separate Account is divided into subaccounts. Each subaccount invests in a corresponding underlying portfolio. The underlying portfolios are made available through series funds, and are not publicly traded mutual funds. The value of your policy will go up or down based on the investment performance of the portfolios you choose.
The assets of the Separate Account are our property. However, they are not credited with earnings or charged with liabilities arising out of any other business we may conduct. No underlying portfolio is charged with liabilities of any other underlying portfolio.
3.2 Selecting Your Investments
You may allocate your premium among Separate Account portfolios and the fixed account option. We reserve the right to restrict allocation of premiums and transfers to the fixed account. Allocations must be in whole percentages and total 100%. Your initial allocation is shown on the policy application.
Please read the policy prospectus for more information about the Separate Account and the available subaccount underlying portfolios. Please read the series fund prospectuses for more information about those portfolios.
3.3 Valuation of Assets
We will determine the value of the assets of each subaccount at the close of trading on the New York Stock Exchange on each business day.
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3.4 Substitution of Portfolios
An underlying portfolio may, in our judgment, become unsuitable for investment by a subaccount. If that occurs, we have the right to substitute another portfolio of the same series fund or to invest in another series fund. We would first notify the Securities and Exchange Commission. Where required, we would also seek approval from the insurance department of the state where this policy is delivered. You will be notified of any material change in the investment policy of any subaccount underlying portfolio in which you have an allocated interest.
3.5 Fixed Account
Allocations to the fixed account earn a fixed interest rate that we declare. This rate may change. The minimum guaranteed interest rate is shown in the Schedule of Fees and Credits.
Premium allocated to and transfers to the fixed account under the policy become part of our general account assets which support annuity and insurance obligations. The fixed account includes all of our assets, except those assets segregated in separate accounts. We have the sole discretion to invest the assets of the fixed account, subject to applicable law.
We reserve the right to restrict allocation of premium and transfers to the fixed account. We will provide you at least 30 days advance written notice before exercising this right. We will provide you with written notification when we lift the restrictions, in whole or in part.

SECTION 4. TRANSFERS
4.1 Transfers Generally
You may transfer amounts among subaccounts as often as you wish in a policy year. The transfer will take effect at the end of the business day during which the transfer request is received in our Service Center.
We reserve the right to limit or prohibit transfers that we or the managers of the underlying portfolios judge to be excessive or to be detrimental to portfolio management for the benefit of all policy owners.
The first 15 transfers per policy year will be allowed free of charge. A $10 charge may be deducted from the amount transferred for each additional transfer.
4.2 Subaccount Transfers
Each subaccount transfer must be for a minimum of $250 or the balance in the subaccount, if less. The minimum amount which can remain in a subaccount as a result of a transfer is $100. Any amount below this minimum will be included in the amount transferred.
If the value of any subaccount portfolio falls below $100, we may transfer the remaining balance, without charge, to the Money Market portfolio.
Subaccount transfers may be subject to additional restrictions by the portfolio advisor.
4.3 Transfers Into Fixed Account
One transfer may be made into the fixed account in each policy year at any time within that policy year. A transfer into the fixed account cannot exceed 10% of the subaccounts' value as of the last policy anniversary. Systematic transfers into the fixed account that result from asset allocation models or systematic transfer programs are not included in this restriction. If the balance within the subaccount is less than $1,000, then it may be transferred into the fixed account upon request.
4.4 Transfers Out Of Fixed Account

You may make one transfer out of the fixed account to any of the subaccounts in each policy year.
A transfer out of the fixed account is limited to the greater of:
1. 25% of the fixed account balance; or
2. any fixed account transfer which occurred during the prior 13 months; or
3. $1,000.

SECTION 5. YOUR POLICY VALUE AND FEES
On your policy's effective date, the policy value equals the initial premium less any charge for applicable premium taxes. On any business day thereafter, the policy value equals the sum of the policy assets allocated to the Separate Account Subaccount portfolios and the fixed account. The policy value is expected to change from day to day. It will reflect the expenses and investment experience of the selected Separate Account Subaccount portfolios and interest earned in the fixed account as well as deductions for policy fees and charges.
5.1 Separate Account Value
Premiums or transfers allocated to the Separate Account Subaccounts are accounted for in accumulation units. The policy value held in the Separate Account Subaccounts on any business day is determined by multiplying each subaccount's accumulation unit value (defined in Section 5.3 below) by the number of subaccount accumulation units allocated to the policy. The number of subaccount accumulation units will increase when premiums or
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transfers are credited to that subaccount. The number of subaccount accumulation units will decrease when a partial withdrawal is taken from that subaccount, a transfer (and any transfer charge) is made from that subaccount, or we deduct the annual policy fee. Each transaction to or from the subaccount will increase or decrease the number of subaccount accumulation units allocated to the policy. The increase or decrease will equal the dollar value of the transaction divided by the accumulation unit value as of the business day of the transaction.
5.2 Net Asset Value
The net asset value of the shares of each subaccount's underlying portfolio is determined once daily as of the close of business of the New York Stock Exchange on days when the it is open for business.
The net asset value is determined by:
1. adding the values of all securities and other assets of the subaccount portfolio;
2. subtracting liabilities and expenses; then
3. dividing by the number of outstanding shares of the subaccount portfolio. Expenses, including any investment advisory fee, accrue daily.
5.3 Subaccount Accumulation Unit Value
For each subaccount, the value of an accumulation unit was set when the subaccount was established. Each subaccount's accumulation unit value reflects the investment performance of that subaccount. The subaccount accumulation unit value may increase or decrease from one business day to the next. Each subaccount's accumulation unit value is calculated at the end of each business day as follows:
1. a. the net asset value of the subaccount's underlying portfolio as of the end of the current business day; plus
b. any dividend or capital gain distribution declared and unpaid by the underlying portfolio during that business day; times
c. the number of portfolio shares held by the subaccount, before the purchase or redemption of any shares on that date; minus
2. the daily administrative fee; minus
3. the daily mortality and expense risk charge; and this result divided by
4. the total number of accumulation units held in the subaccount on the business day before the purchase or redemption of any accumulation units on that day.
When transactions are made to or from a subaccount, the actual dollar amounts are converted to accumulation units.
The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the accumulation unit value on the business day the transaction is made.
5.4 Fixed Account Value
The policy value of the fixed account on any business day equals:
1. the policy value of the fixed account at the end of the preceding policy month; plus
2. any premiums credited since the end of the previous policy month; plus
3. any transfers from the subaccounts credited to the fixed account since the end of the previous policy month; minus
4. any transfers and transfer fees from the fixed account to the subaccounts since the end of the previous policy month; minus
5. any partial withdrawal taken from the fixed account since the end of the previous policy month; minus
6. on the policy anniversary, its share of the annual policy fee, plus
7. interest credited on the fixed account balance.
We guarantee that the policy value in the fixed account will be credited with the effective annual interest rate shown in the Schedule of Fees and Credits page. We may, at our discretion, credit a higher current rate of interest.
5.5 Fees
The following fees are listed on the Schedule of Fees and Credits page and are deducted from the policy value:
1. Annual Policy Fee - an annual charge deducted from the subaccounts and the fixed account in the same proportion as the balances held in the subaccounts and the fixed account. We may waive the annual policy fee if your policy value on the last business day of the policy year exceeds an amount which we declare annually.
2. Daily Mortality and Expense Charge - a charge deducted from the subaccounts only and not from the fixed account.
3. Taxes - a charge made on receipt of premium where imposed by law. If imposed upon withdrawal, annuitization, or death, the amount due will be deducted prior to distribution. We reserve the right to charge for state or local taxes or for federal income tax, if any taxes become attributable to the Separate Account. If any tax should become applicable to this policy, you will be advised of the amount of such tax and its effect upon any payments made.
4. Transfer Fee - a fee of $10 that may be applied on all transfers after the first 15 per policy year. The Transfer Fee is deducted pro rata from each subaccount (and, if applicable, the fixed account) in which the owner is invested.
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Each subaccount portfolio charges fees separate and apart from this policy. Their fees are not deducted from the policy value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the accumulation unit value of the subaccounts. See the policy prospectus and series fund prospectuses for more information about these fees.

SECTION 6. WITHDRAWALS
You may withdrawal all or part of your policy value before the annuity date, subject to these rules:
1. Request for a withdrawal must be in writing on a form we approve.
2. Policy value from which the withdrawal is made is determined on the date we receive your written request.
3. Once made, a withdrawal is irrevocable.
4. Any amount withdrawn will be paid to you in a lump sum unless you elect to be paid under an annuity income option.
5. The minimum withdrawal is $250.
6. You may elect systematic withdrawals according to our rules. Systematic withdrawals may be made on a monthly, quarterly, semi-annual or annual basis.
7. We may treat any request for partial withdrawal that leaves policy value of less than $1,000 as a complete surrender of the policy.
8. If you elect a full withdrawal, the amount we will pay is the cash surrender value.

SECTION 7. DEATH BENEFIT
7.1 Death of Owner Before Annuity Date
If you or a joint owner dies while the policy is in force, but before annuity payments begin, the policy will terminate.
We will pay a death benefit to your beneficiary.
We will pay the death benefit after we receive necessary documentation of an owner's death or as soon as we have enough information about the beneficiary to make the payment. We will deduct any applicable premium tax from the death benefit payable.
7.2 Death Benefit Prior to Annuity Date
The death benefit will be the larger of either:
1. your policy value on the date we have received satisfactory proof of death and an annuity option election, less any applicable premium taxes; or
2. the sum of premiums paid, less a proportional adjustment for each partial withdrawal.
The proportional adjustment for each partial withdrawal is calculated by multiplying the sum of net premiums paid prior to each partial withdrawal by the ratio of the amount of the partial withdrawal to the policy value immediately prior to each partial withdrawal. However, the death benefit amount may be limited according to the "Misstatement of Age or Sex" provision. See Section
2.10. Satisfactory proof of death means all of the following items: (1) a certified copy of the death certificate; (2) a Claimant Statement; (3) the policy; and (4) any other information that we may require to establish the validity of the policy.
7.3 Death Benefit Options Before Annuity Date
Death benefits are paid out under one of the annuity income options. If the beneficiary does not choose an annuity income option within 60 days of our receipt of satisfactory proof of death, we will issue a lump-sum payment to the beneficiary.
7.4 Death of Owner After Annuity Date
If you or a joint owner dies on or after the annuity date and before all proceeds have been paid, no death benefit is payable. Any remaining proceeds will be paid at least as rapidly as under the annuity income option then in effect.
7.5 Death of Annuitant
If the annuitant is a joint owner, the annuitant's death is treated as the owner's death.
If the annuitant is not an owner, the owner is a natural person, and the annuitant dies before annuity payments begin, the owner may name a new annuitant. If the owner does not name a new annuitant, the owner will become the annuitant. Where the owner is a trustee of an Internal Revenue Code Section 401(a) retirement plan, we will pay the death benefit to the beneficiary upon the annuitant's death.

SECTION 8. ANNUITY BENEFITS
This policy will pay a monthly annuity payment to the owner (unless you specify otherwise). The payments start on the annuity date. The amount of the monthly annuity payment is based on the cash surrender value as of the annuity date and the annuity income option you select.

We may pay your policy proceeds to you in one sum if they are less than $1,000, or when the annuity income option chosen would result in periodic payments of less than $20. If any annuity payment would be or becomes less than $20, we also have the right to change the frequency of payments to an interval that will result in payments of at least $20. In no event will we make payments under an annuity option less frequently than annually.
8.1 When Annuity Payments Start
1. Annuity payments start on the annuity date. The normal annuity date is the later of:
a. the policy anniversary nearest the annuitant's 85th birthday; or
b. the fifth policy anniversary.
2. You may either advance or delay the annuity date, subject to the following:
a. Your request must be in writing and received by us at least 30 days in advance.
b. The annuity date may be changed only during the lifetime of the annuitant and prior to the annuity date.
8.2 How Annuity Payments are Made
1. Frequency - Annuity payments are made monthly starting on the annuity date.
2. Minimum Amount - The minimum amount of annuity payment we will make is $20. We have the right to pay the policy proceeds to you in one lump sum if they are less than $1,000, or where the annuity income option chosen would result in monthly payments of less than $20.
3. Proof - We may require proof of the annuitant's age before making the first annuity payment. From time to time, we may require proof that the annuitant is living.
4. Options - Subject to the above, you decide how the annuity payments should be paid.
You have a choice of certain payment options. These are called annuity income options and are described in Section 9.
SECTION 9. ANNUITY INCOME OPTIONS
9.1 Annuity Income Option Rules
All or part of the cash surrender value may be placed under one or more annuity income options. If annuity payments are to be paid under more than one option, we must be told what part of the policy value is to be paid under each option. The annuity income option must be made by written request and received by us at least 30 days prior to the annuity date. If no election is made, payments will be made as an annuity under Option 4, Lifetime Income Annuity. Subject to our approval, you may select any other annuity income option we then offer.
9.2
Description of Options
1. Interest Payment - While proceeds remain on deposit, we annually credit interest to the proceeds. The interest may be paid to the payee or added to the amount on deposit.
2. Designated Amount Annuity - Proceeds are paid in monthly installments of a specified amount over at least a 5-year period until proceeds, with interest, have been fully paid.
3. Designated Period Annuity - Proceeds are paid in monthly installments for the specified period chosen. Monthly incomes for each $1,000 of proceeds, which include interest, are illustrated by a table in the policy.
4. Lifetime Income Annuity - Proceeds are paid as monthly income during the annuitant's life. Variations provide for guaranteed payments for a period of time.
5. Joint and Last Survivor Annuity - Proceeds are paid as monthly income during the joint annuitants' lives and until the last of them dies.
6. Lump Sum Payment - Proceeds are paid in one sum.
9.3 Basis of Payment
The rate of interest payable under all annuity options is guaranteed to be at least at 1 1/2% compounded yearly.
Payments under options 4 and 5 are also based on the A2000 Valuation Mortality Table, projected 20 years.
We may, at the time of election of an annuity income option, offer more favorable rates in lieu of the guaranteed rates specified in the Annuity Tables.

SECTION 10. NOTES ON OUR COMPUTATIONS
We have filed a detailed statement of method we use to compute policy values and benefits with the state where this policy was delivered. The policy values and the death benefit of this policy are not less than those required by the laws of that state. Policy values and reserves are calculated according to the Standard Nonforfeiture and Valuation Laws, respectively, of the state in which this policy is delivered.

------------------------------------------------------------------------------------------------------------------------
                          TABLES OF SETTLEMENT OPTIONS
------------------------------------------------------------------------------------------------------------------------
Table B                                  Table D
(Option 3)                               (Option 5)
------------------------------------------------------------------------------------------------------------------------
Monthly Installments for                 Monthly Installments for each $1,000 of Net
each $1,000 of Net Proceeds              Proceeds
------------------------------------------------------------------------------------------------------------------------
                                                 Male &          Male &          Male &          Male &          Male &
------------------------------------------------------------------------------------------------------------------------
  Years   Monthly  Years   Monthly         Age   Female    Age   Female   Age   Female    Age   Female    Age   Female
------------------------------------------------------------------------------------------------------------------------
    1      83.69     11      8.19          40     2.28     50     2.62    60     3.17     70     4.13     80     5.97
------------------------------------------------------------------------------------------------------------------------
    2      42.16     12      7.56          41     2.30     51     2.67    61     3.25     71     4.27     81     6.24
------------------------------------------------------------------------------------------------------------------------
    3      28.31     13      7.03          42     2.33     52     2.71    62     3.32     72     4.41     82     6.52
------------------------------------------------------------------------------------------------------------------------
    4      21.39     14      6.57          43     2.36     53     2.76    63     3.40     73     4.56     83     6.83
------------------------------------------------------------------------------------------------------------------------
    5      17.24     15      6.18          44     2.40     54     2.81    64     3.49     74     4.72     84     7.16
------------------------------------------------------------------------------------------------------------------------
    6      14.47     16      5.84          45     2.43     55     2.86    65     3.58     75     4.89     85     7.52
------------------------------------------------------------------------------------------------------------------------
    7      12.50     17      5.53          46     2.47     56     2.92    66     3.68     76     5.08
------------------------------------------------------------------------------------------------------------------------
    8      11.01     18      5.26          47     2.50     57     2.98    67     3.78     77     5.28
------------------------------------------------------------------------------------------------------------------------
    9      9.86      19      5.02          48     2.54     58     3.04    68     3.89     78     5.49
------------------------------------------------------------------------------------------------------------------------
   10      8.94      20      4.80          49     2.58     59     3.11    69     4.01     79     5.72
------------------------------------------------------------------------------------------------------------------------

Income for payments other than monthly will be furnished by the Service Center upon request.

Table D values for combinations of ages not shown and values for 2 males or 2 females will be furnished by the Service Center upon request.

------------------------------------------------------------------------------------------------------------------------
Table C (Option 4)      Monthly Installments for each $1,000 of Net Proceeds
------------------------------------------------------------------------------------------------------------------------
  Male                                                                Female
------------------------------------------------------------------------------------------------------------------------
           Life             Months Certain           Cash                    Life          Months Certain         Cash
------------------------------------------------------------------------------------------------------------------------
 Age     Only       60      120      180     240      Ref.            Age    Only     60    120     180     240   Ref.
------------------------------------------------------------------------------------------------------------------------
    40     2.56     2.56     2.56     2.55     2.54     2.47            40    2.47   2.47    2.47   2.46    2.46   2.41
------------------------------------------------------------------------------------------------------------------------
    41     2.60     2.60     2.60     2.59     2.58     2.51            41    2.50   2.50    2.50   2.50    2.49   2.44
------------------------------------------------------------------------------------------------------------------------
    42     2.65     2.64     2.64     2.63     2.62     2.54            42    2.54   2.54    2.54   2.53    2.53   2.47
------------------------------------------------------------------------------------------------------------------------
    43     2.69     2.69     2.68     2.68     2.66     2.57            43    2.58   2.58    2.58   2.57    2.56   2.50
------------------------------------------------------------------------------------------------------------------------
    44     2.73     2.73     2.73     2.72     2.70     2.61            44    2.62   2.62    2.62   2.61    2.60   2.54
------------------------------------------------------------------------------------------------------------------------
    45     2.78     2.78     2.78     2.76     2.75     2.65            45    2.66   2.66    2.66   2.65    2.64   2.57
------------------------------------------------------------------------------------------------------------------------
    46     2.83     2.83     2.82     2.81     2.79     2.69            46    2.71   2.71    2.71   2.70    2.69   2.61
------------------------------------------------------------------------------------------------------------------------
    47     2.88     2.88     2.87     2.86     2.84     2.73            47    2.76   2.76    2.75   2.74    2.73   2.65
------------------------------------------------------------------------------------------------------------------------
    48     2.94     2.94     2.93     2.91     2.89     2.77            48    2.81   2.80    2.80   2.79    2.77   2.69
------------------------------------------------------------------------------------------------------------------------
    49     2.99     2.99     2.98     2.96     2.94     2.81            49    2.86   2.86    2.85   2.84    2.82   2.73
------------------------------------------------------------------------------------------------------------------------
    50     3.05     3.05     3.04     3.02     2.99     2.86            50    2.91   2.91    2.90   2.89    2.87   2.78
------------------------------------------------------------------------------------------------------------------------
    51     3.12     3.11     3.10     3.08     3.04     2.90            51    2.97   2.97    2.96   2.95    2.92   2.82
------------------------------------------------------------------------------------------------------------------------
    52     3.18     3.18     3.16     3.14     3.10     2.95            52    3.03   3.02    3.02   3.00    2.98   2.87
------------------------------------------------------------------------------------------------------------------------
    53     3.25     3.25     3.23     3.20     3.15     3.00            53    3.09   3.09    3.08   3.06    3.03   2.92
------------------------------------------------------------------------------------------------------------------------
    54     3.32     3.32     3.30     3.27     3.21     3.05            54    3.16   3.15    3.14   3.12    3.09   2.97
------------------------------------------------------------------------------------------------------------------------
    55     3.40     3.39     3.37     3.34     3.27     3.11            55    3.22   3.22    3.21   3.19    3.15   3.02
------------------------------------------------------------------------------------------------------------------------
    56     3.48     3.47     3.45     3.41     3.34     3.17            56    3.30   3.29    3.28   3.25    3.21   3.08
------------------------------------------------------------------------------------------------------------------------
    57     3.56     3.55     3.53     3.48     3.40     3.22            57    3.37   3.37    3.35   3.32    3.27   3.13
------------------------------------------------------------------------------------------------------------------------
    58     3.65     3.64     3.61     3.56     3.47     3.28            58    3.45   3.45    3.43   3.40    3.34   3.20
------------------------------------------------------------------------------------------------------------------------
    59     3.74     3.73     3.70     3.64     3.53     3.35            59    3.54   3.53    3.51   3.47    3.41   3.26
------------------------------------------------------------------------------------------------------------------------
    60     3.84     3.83     3.80     3.72     3.60     3.41            60    3.63   3.62    3.60   3.55    3.48   3.32
------------------------------------------------------------------------------------------------------------------------
    61     3.95     3.94     3.90     3.81     3.67     3.48            61    3.73   3.72    3.69   3.64    3.55   3.39
------------------------------------------------------------------------------------------------------------------------
    62     4.06     4.05     4.00     3.90     3.74     3.55            62    3.83   3.82    3.79   3.73    3.62   3.46
------------------------------------------------------------------------------------------------------------------------
    63     4.18     4.17     4.11     3.99     3.81     3.63            63    3.94   3.93    3.89   3.82    3.70   3.54
------------------------------------------------------------------------------------------------------------------------
    64     4.31     4.29     4.22     4.09     3.88     3.71            64    4.05   4.04    4.00   3.91    3.77   3.62
------------------------------------------------------------------------------------------------------------------------
    65     4.45     4.43     4.34     4.19     3.95     3.79            65    4.18   4.16    4.11   4.01    3.85   3.70
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
    66     4.59     4.57     4.47     4.29     4.02     3.87            66    4.31   4.29    4.23   4.12    3.93   3.79
------------------------------------------------------------------------------------------------------------------------
    67     4.75     4.72     4.60     4.39     4.09     3.96            67    4.45   4.43    4.36   4.22    4.00   3.88
------------------------------------------------------------------------------------------------------------------------
    68     4.91     4.87     4.74     4.50     4.16     4.05            68    4.60   4.57    4.49   4.33    4.08   3.97
------------------------------------------------------------------------------------------------------------------------
    69     5.09     5.04     4.88     4.60     4.23     4.15            69    4.76   4.73    4.64   4.45    4.15   4.07
------------------------------------------------------------------------------------------------------------------------
    70     5.28     5.22     5.03     4.71     4.29     4.25            70    4.93   4.90    4.78   4.56    4.23   4.17
------------------------------------------------------------------------------------------------------------------------
    71     5.47     5.41     5.18     4.82     4.35     4.36            71    5.12   5.08    4.94   4.68    4.29   4.28
------------------------------------------------------------------------------------------------------------------------
    72     5.68     5.60     5.34     4.92     4.40     4.47            72    5.32   5.27    5.11   4.80    4.36   4.40
------------------------------------------------------------------------------------------------------------------------
    73     5.91     5.81     5.51     5.03     4.46     4.58            73    5.54   5.48    5.28   4.92    4.42   4.52
------------------------------------------------------------------------------------------------------------------------
    74     6.14     6.03     5.68     5.13     4.51     4.70            74    5.77   5.70    5.46   5.03    4.48   4.64
------------------------------------------------------------------------------------------------------------------------
    75     6.40     6.26     5.85     5.23     4.55     4.83            75    6.02   5.94    5.65   5.15    4.53   4.77
------------------------------------------------------------------------------------------------------------------------
    76     6.67     6.51     6.03     5.33     4.59     4.96            76    6.30   6.19    5.84   5.26    4.58   4.91
------------------------------------------------------------------------------------------------------------------------
    77     6.96     6.77     6.21     5.43     4.63     5.10            77    6.59   6.46    6.04   5.37    4.62   5.05
------------------------------------------------------------------------------------------------------------------------
    78     7.27     7.04     6.39     5.52     4.66     5.24            78    6.91   6.75    6.24   5.47    4.65   5.21
------------------------------------------------------------------------------------------------------------------------
    79     7.60     7.33     6.57     5.60     4.69     5.39            79    7.25   7.05    6.45   5.57    4.68   5.36
------------------------------------------------------------------------------------------------------------------------
    80     7.96     7.63     6.76     5.68     4.72     5.55            80    7.62   7.38    6.65   5.66    4.71   5.54
------------------------------------------------------------------------------------------------------------------------
    81     8.34     7.95     6.94     5.76     4.74     5.71            81    8.03   7.72    6.86   5.74    4.73   5.70
------------------------------------------------------------------------------------------------------------------------
    82     8.75     8.28     7.12     5.82     4.76     5.90            82    8.46   8.09    7.06   5.81    4.75   5.89
------------------------------------------------------------------------------------------------------------------------
    83     9.19     8.63     7.30     5.89     4.77     6.08            83    8.93   8.47    7.26   5.88    4.77   6.08
------------------------------------------------------------------------------------------------------------------------
    84     9.66     9.00     7.47     5.94     4.78     6.27            84    9.45   8.88    7.45   5.94    4.78   6.28
------------------------------------------------------------------------------------------------------------------------
    85    10.17     9.38     7.64     5.99     4.79     6.48            85   10.00   9.30    7.63   5.99    4.79   6.49
------------------------------------------------------------------------------------------------------------------------

Income for payments other than monthly will be furnished by the Service Center upon request.
--------------------------------------------------------------------------------
Table C values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by the Service Center upon request.
--------------------------------------------------------------------------------

THANK YOU for your business.
This variable annuity policy is issued pursuant to a prospectus.
You should read the policy prospectus and also review the prospectuses for those underlying mutual funds of the Subaccounts you wish to select.

IF YOU HAVE QUESTIONS
contact us at:
Ameritas Life Insurance Corp.
Service Center
5900 "O" Street
Lincoln, Nebraska 68510-2234
or
P.O. Box 81889 Lincoln, Nebraska 68501
Telephone: 1-800-255-9678
FAX:1-402-467-6153
e-Mail: direct@ameritas.com
Web site: www.ameritasdirect.com

PLEASE SEND THE CORRECT FORM
to help us accurately process your policy elections and changes.
Many of these forms can be found on our web site. Or, call us at our toll-free number and we'll send you the form you need.